Exhibit 4.3

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

CUSIP No. 31562Q AC1
ISIN No. US31562QAC15
GLOBAL SECURITY
4.500% Senior Note due 2020

No.	$

Fiat Chrysler Automobiles N.V.
Fiat Chrysler Automobiles N.V., a public company with limited liability (naamloze vennootschap) incorporated under Dutch law (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO, or registered assigns, the principal sum of                    United States Dollars ($                    ) on April 15, 2020, and to pay interest thereon from April 14, 2015 or the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 15 and October 15 in each year, commencing October 15, 2015, and at the Maturity thereof, at the rate of 4.500% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, as provided in such Indenture, shall be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest so payable, but not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security shall be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due at the Maturity of the principal hereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided that payment on this Global Security may be made pursuant to Applicable Procedures of the Depositary as permitted in the Indenture; provided, however, that if the Company issues definitive securities in the limited circumstances set forth in the second paragraph on the reverse hereof, payment of interest, other than interest at maturity, or upon redemption, may be made by check mailed to the address of the Person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date, provided, however, that (i) the Depositary, as holder of the Company’s Securities, or (ii) a Holder of more than Five Million United States Dollars ($5,000,000) in aggregate principal amount of Securities in definitive form can require the Paying Agent to make payments of interest, other than interest due at maturity, or upon redemption, by wire transfer of immediately available funds into an account maintained by the Holder in the United States, by sending appropriate wire transfer instructions as long as the Paying Agent receives the instructions not less than ten days prior to the applicable interest payment date. The principal and interest payable in U.S. dollars at maturity, or upon redemption, shall be paid by wire transfer of immediately available funds against presentation of a definitive security at the office of the Paying Agent.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Any provision of this Security shall supersede any provision of the Indenture to the extent inconsistent therewith for all purposes hereunder and thereunder.
Unless the certificate of authentication hereon has been executed by the Trustee or an authentication agent on its behalf referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Security to be duly executed by manual or facsimile signature by a duly authorized officer on behalf of the Company.
Dated:                  , 2015

FIAT CHRYSLER AUTOMOBILES N.V.

By:
Name:
Title:

(REVERSE OF GLOBAL SECURITY)
This Security is one of a duly authorized issue of securities of the Company of this series (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of April 14, 2015 (the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in an aggregate principal amount to $1,500,000,000, provided that the Company may, without the consent of any Holder, at any time and from time to time increase the initial principal amount. Unless otherwise defined, all capitalized terms shall have the meanings ascribed to them in the Indenture.
Save for any provision as to withholding or deduction of taxes, no reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Securities are issuable only in registered form without coupons in denominations of $200,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture the Securities are exchangeable for a like aggregate principal amount of Securities and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee and any such agent shall be affected by notice to the contrary.

A.    Optional Redemption
The Company may redeem the Securities, in whole or in part, at the Company’s option, at any time and from time to time, upon notice as set forth in Clause B below, at a Redemption Price equal to the greater of (i) 101% of the principal amount of the Securities to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal, premium and interest (excluding accrued but unpaid interest to the Redemption Date) on the Securities to be redeemed to the Maturity, discounted to the applicable Redemption Date thereof on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 50 basis points, plus in each case unpaid interest, if any, accrued to, but not including, such Redemption Date.
On and after the Redemption Date, interest will cease to accrue on the Securities or any portion of the Securities called for redemption, unless the Company defaults in the payment of the Redemption Price and accrued interest. On or before the Redemption Date, the Company shall deposit with a paying agent or the Trustee money sufficient to pay the Redemption Price of and accrued interest on the Securities to be redeemed on that date. The Trustee shall not be responsible for calculating the Redemption Price of the Securities.
B.    Selection and Notice
If the Company is redeeming less than all of the Securities at any time, such Securities to be redeemed shall be selected in accordance with Applicable Procedures of the Depositary.
Notices of redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the Redemption Date to (w) each Holder of the Securities to be redeemed at such Holder’s registered address, (x) to the Trustee, (y) to the Registrar to forward to each Holder of the Securities to be redeemed at such Holder’s registered address, or (z) otherwise in accordance with Applicable Procedures of the Depositary, except that redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Securities pursuant to Clause L below, or a satisfaction and discharge of the Indenture pursuant to Clause O below. The Company may provide in such notice that the payment of the Redemption Price and the performance of the Company’s obligations with respect to such redemption of the Securities may be performed by another Person and may, at the Company’s discretion, be subject to one or more conditions precedent.
The Company shall issue a new Security in a principal amount equal to the unredeemed portion of the original Security in the name of the Holder of the Securities upon cancellation of the original Security. Securities called for redemption become due on the date fixed for redemption.

C.    Open Market Purchases
The Company may acquire Securities by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture or the Securities. Such Securities may be held, resold or, at the Company’s option, surrendered to the Trustee for cancellation.
D.    Repurchase at the Option of Holders
If a Change of Control Event occurs, unless the Company shall have previously or concurrently mailed a redemption notice with respect to all the then Outstanding Securities pursuant to Clause A and Clause B above, the Company shall make an offer to purchase all of the Securities pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount of the Securities, together with accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record of the Securities on the relevant record date to receive interest due on the relevant interest payment date.
In connection with any Change of Control Event (but not later than 30 days following any Change of Control Event), the Company shall send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, the Paying Agent and the Registrar, to each Holder of the Securities to the address of such Holder appearing in the security register, or otherwise in accordance with Applicable Procedures of the Depositary, with the following information:
(1)    that a Change of Control Offer is being made pursuant to this Clause D and that all Securities properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Company;
(2)    the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
(3)    that any Securities not properly tendered shall remain Outstanding and continue to accrue interest;
(4)    that unless the Company defaults in the payment of the Change of Control Payment, all Securities accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;
(5)    that Holders shall be entitled to withdraw their tendered Securities and their election to require the Company to purchase such Securities, provided, however, that the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date a facsimile or electronic mail transmission or a letter setting forth the name of the Holder of the Securities, the principal amount of such Securities tendered for purchase, and a statement that such Holder is withdrawing its tendered Securities and its election to have such Securities purchased;

(6)    that the Holders whose Securities are being repurchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered, provided that the unpurchased portion of such Securities must be equal to a minimum of $200,000 and an integral multiple of $1,000 in principal amount in excess thereof;
(7)    if such notice is mailed prior to the occurrence of a Change of Control Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Event; and
(8)    other instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow to tender its Securities.
The Company shall comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Securities pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture or the Securities, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached the Company’s obligations described in the Indenture and the Securities by virtue thereof.
On the Change of Control Payment Date, the Company shall, to the extent permitted by law:
(1)    accept for payment all Securities or portions thereof properly tendered pursuant to the Change of Control Offer;
(2)    deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Securities or portions thereof so tendered; and
(3)    deliver, or cause to be delivered, to the Trustee for cancellation the Securities so accepted together with an Officer’s Certificate to the Trustee stating that such Securities or portions thereof have been tendered to and purchased by the Company.
The Company shall not be required to make a Change of Control Offer following a Change of Control Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture and the Securities applicable to a Change of Control Offer made by the Company and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Event, conditional upon the Change of Control, if at the time of making of the Change of Control Offer (i) a definitive agreement is in place for the Change of Control, or (ii) a public offer has been made to acquire all of the outstanding common shares of the Company and has been declared unconditional.
Except as set forth in Clause K below, the provisions in the Indenture and the Securities relative to the Company’s obligation to make an offer to repurchase the Securities as a result of a Change of Control Event may be waived or modified at any time with the written consent of the Holders of a majority in principal amount of the then Outstanding Securities under the Indenture.

E.    Negative Pledge
So long as any of the Securities remains Outstanding the Company shall not create any mortgage, charge, pledge, lien, encumbrance or other security interest (“Lien”) (other than a Permitted Lien) upon the Company’s assets to secure any Quoted Indebtedness or any Qualifying Guarantee of such Quoted Indebtedness, unless in any such case the Company grants, for the benefit of Holders of the Securities, a security interest in such assets that is equal and ratable to the security interests in favor of the holders of the Quoted Indebtedness (or, in the case of a Lien securing Quoted Indebtedness that is expressly subordinated or junior to the Securities, secured by a Lien that is senior in priority to such Lien).
F.    Paying Agent and Registrar
The Company shall maintain an office or agency in the Borough of Manhattan, the City of New York, the State of New York, where the Securities may be presented for payment (the “Paying Agent”). The Company shall also maintain a Registrar in the Borough of Manhattan, City of New York, the State of New York. The Registrar shall keep a register of the Securities and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar. The term “Paying Agent” includes any additional paying agents. The Company initially appoints The Bank of New York Mellon as Registrar and Paying Agent in connection with the Securities and may change the Paying Agent or the Registrar without prior notice to any Holder of a Security.
G.    Payment of Additional Amounts
The Company, a Paying Agent, or any other Person on behalf of the Company, or any successor thereto (each, a “Payor”) shall make all payments in respect of the Securities free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, “Taxes”) imposed, collected, withheld, assessed or levied by or on behalf of any jurisdiction in which the Payor is incorporated or tax resident, or any governmental authority or political subdivision thereof or therein having the power to tax (a “Relevant Jurisdiction”), unless the withholding or deduction of the Taxes is required by law of any Relevant Jurisdiction.
Where the withholding or deduction of Taxes is required by the law of any Relevant Jurisdiction, the Payor shall, subject to the exceptions and limitations set forth below, pay as additional interest on the Securities such additional amounts (“Additional Amounts”) as are necessary so that the net payment by the Company or a Paying Agent or other Payor of the principal of and interest on the Securities, after deduction for any present or future tax, assessment or governmental charge of a Relevant Jurisdiction, imposed by withholding with respect to the payment, shall not be less than the amount that would have been payable in respect of the Securities had no withholding or deduction been required. The Company’s obligation to pay Additional Amounts shall not apply:
(1)    to any Taxes that are only payable because a present or former type of connection exists or existed between the Holder or beneficial owner of the Securities and a Relevant Jurisdiction other than a connection related solely to purchase or ownership of Securities;

(2)    to any Holder that is not the sole beneficial owner of the Securities, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an Additional Amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;
(3)    to any Taxes that are imposed or withheld because the beneficial owner or any other Person failed to accurately comply with a request from the Company or any Paying Agent to meet certification, identification or information reporting requirements concerning the nationality, residence or identity of the Holder or beneficial owner of Securities or to satisfy any information or reporting requirement, or to present the relevant Security (if certificated), if compliance such action is required as a precondition to exemption from, or reduction in, such tax, assessment or other governmental charge by the Relevant Jurisdiction;
(4)    to any Taxes that are imposed other than by withholding or deduction by the Company or a paying agent from the payment;
(5)    to any Taxes that are imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;
(6)    to any estate, inheritance, gift, sales, excise, transfer, wealth, personal property or similar Taxes;
(7)    to any Taxes any paying agent (which term may include the Company) must withhold from any payment of principal of or interest on any Security, if such payment may be made without such withholding by any other paying agent;
(8)    to any Taxes where withholding or deduction of such Taxes is imposed on a payment to an individual and is required to be made pursuant to European Union Council Directive 2003/48/EC of June 3, 2003, European Union Council Directive 2014/48/EU of March 24, 2014, or any other European Union Directive on the taxation of savings income in the form of interest payments implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Council Meeting of 26-27 November 2000 or any subsequent Council Meeting amending or supplementing those conclusions, or any law implementing or complying with, or introduced in order to conform to, either or both of those Directives;
(9)    to any Taxes where withholding or deduction of such Taxes is imposed on a Security presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global Security to another paying agent in a member state of the European Union; or
(10)    in the case of any combination of the above items.

In addition, any amounts to be paid on the Securities shall be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no additional amounts shall be required to be paid on account of any such deduction or withholding.
The Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided in this Clause G or in Clause H below, the Company does not have to make any payment under the terms of this Security with respect to any Taxes imposed by any governmental authority or political subdivision having the power to tax.
H.    Redemption Upon a Tax Event
If (a) a Payor becomes or will become obligated to pay Additional Amounts with respect to the Securities (as set forth in Clause G above) as result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction, or any change in the official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after April 9, 2015, and (b) such obligation may not be avoided by the Company’s taking reasonable measures available to the Company, the Company may at the Company’s option, having given not less than 30 days notice to the Holders of the Securities (which notice shall be irrevocable), redeem all, but not a portion of, the Securities at any time at their principal amount together with interest accrued to, but excluding, the Redemption Date provided that no such notice of redemption shall be given earlier than 30 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts were a payment in respect of the Securities then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (i) a certificate stating that the requirements referred to in (a) and (b) above are satisfied, and (ii) an Opinion of Counsel to the effect that the Company has or shall become obliged to pay such Additional Amounts as a result of the change or amendment, in each case to be held by the Trustee and made available for viewing at the offices of the Trustee on written request by any Holder of the Securities.
I.    Consolidation, Merger and Sale of Assets
The Company may consolidate with or merge with or into any other Person, and may sell, transfer, or lease or convey all or substantially all of the Company’s properties and assets to another Person; provided that the following conditions are satisfied:
(1)    When the Company merges or consolidates out of existence or sells or leases the Company’s properties and assets substantially as an entirety, the other company or firm must be organized under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, Canada or any province thereof, Japan, Switzerland or any member state of the European Union or any political subdivision thereof;

(2)    The Person the Company merges into or sells to shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of and any premium and interest on all Securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;
(3)    The consolidation, merger or sale of assets must not cause a default on the Securities, and the Company must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an Event of Default (as defined below) that has occurred and not been cured. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving the Company default notice or the Company’s default having to exist for a specific period of time were disregarded.
If the Company consolidates with or merges with or into any other Person, or sells, transfers, or leases or conveys all or substantially all of the Company’s properties and assets to another Person, in each case as described above, the successor Person in any such transaction shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Securities, and the Company, as the predecessor Person, except in the case of a lease, shall be released from all of its obligations under the Indenture and the Securities.
For the avoidance of doubt, this Clause I shall not restrict a distribution (whether in-kind, spin-off or any other transaction) in respect of all or substantially all holders of the common shares of the Company consisting of capital stock of, or similar equity interests in, or relating to the business of Ferrari S.p.A.
J.    Reports and Other Information
The Company shall either (a) file with the Commission or (b) provide to the Holders of the Securities such annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to foreign private issuers subject to such Sections within the time periods prescribed for foreign private issuers. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue providing the reports specified in the preceding sentence to the Holders of the Securities. The Company shall not take any action for the purpose of causing the Commission not to accept any such filings. In addition, the Company shall post any such required reports on its website within the time periods that would apply whether or not the Company is required to file those reports with the Commission at such time.
K.    Modification and Waiver of the Securities
The Company may amend, modify, change, or otherwise supplement, the Indenture and the Securities without a vote by or consent of the Holders of the Securities in order to:
(1) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(2) conform the Indenture and the form or terms of the Securities to the section “Description of the Notes” in the Offering Memorandum, dated April 9, 2015;
(3) cure any ambiguity, omission, mistake, defect or inconsistency that, as determined in good faith by the Company, does not materially adversely affect the rights of the Holders of the Securities;
(4) make any change that, as determined in good faith by the Company and conclusively evidenced by an Officer’s Certificate, would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture and the Securities of any such Holder;
(5) add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company;
(6) evidence and provide for the acceptance and appointment under the Indenture of a successor trustee thereunder pursuant to the requirements thereof; or
(7) evidence the succession of another Person to, and the assumption by any such successor of, the Company’s covenants in the Indenture and in the Securities.
Except as provided in the next paragraph, the Indenture and the Securities may be amended or supplemented or waivers may be granted with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then Outstanding, other than the Securities beneficially owned by the Company or its subsidiaries. However, the Company may not obtain a waiver of a payment default or of any of the matters set forth in the following paragraph without the consent of each Holder affected thereby.
The Company shall not make the following changes to the Securities without the approval of each Holder of the Securities affected thereby:
(1)    reduce the principal amount of Securities whose Holders must consent to an amendment, supplement or waiver;
(2)    reduce the principal amount of or change the fixed final maturity of any Security or alter or waive the provisions with respect to the redemption of the Securities;
(3)    reduce the rate of or change the time for payment of interest on any Security;
(4)    waive a default in the payment of principal of or premium, if any, or interest on the Securities (except a rescission of acceleration of the Securities by Holders of at least a majority in aggregate principal amount of the Securities and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in the Indenture or the Securities which cannot be amended or modified without the consent of all affected Holders;
(5)    make any Security payable in money other than that stated therein;
(6)    make any change in the provisions of the Indenture or the Securities relating to waivers of past defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Securities;
(7)    make any change in these amendment and waiver provisions;

(8)    impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Securities; or
(9)    make any change to the ranking of the Securities that would materially adversely affect the rights of Holders of the Securities.
In each case, the required approval must be given by written consent of the Holders of the Securities.
L.    Legal Defeasance and Covenant Defeasance
The Company’s obligations under the Indenture and this Security shall terminate (other than certain obligations set forth below) and shall be released upon payment in full of all of the Securities issued thereunder. The Company may, at the Company’s option and at any time, elect to have all of the Company’s obligations discharged with respect to the Securities (“Legal Defeasance”) and cure all then existing Events of Default with respect to the Securities except for:
(1)    the rights of the Holders of the Securities to receive payments in respect of the principal of, premium, if any, and interest on the Securities when such payments are due solely out of the trust created pursuant to the Indenture for the Securities;
(2)    the Company’s obligations with respect to the Securities concerning issuing temporary Securities, registration of the Securities, mutilated, destroyed, lost or stolen Securities and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)    the rights, powers, trusts, duties and immunities of the Trustee, Registrar and Paying Agent and the Company’s obligations in connection therewith; and
(4)    the Legal Defeasance provisions of the Indenture.
In addition, with respect to the Securities the Company may, at the Company’s option and at any time, elect to have the Company’s obligations with respect to substantially all of the restrictive covenants in the Indenture and the Securities (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Securities. In the event Covenant Defeasance occurs with respect to the Securities, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) set forth in Clause M below shall no longer constitute an Event of Default with respect to the Securities.
In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Securities:

(1)    the Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Securities, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the Securities at Maturity or on the Redemption Date, as the case may be, of such principal amount, premium, if any, or interest on the Securities, and the Company must specify whether the Securities are being defeased to maturity or to a particular Redemption Date;
(2)    in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,
(a)    the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or
(b)    since the issuance of the Securities, there has been a change in the applicable tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Securities shall not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)    in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Securities shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)    no Default with respect to the Securities (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to such other Indebtedness, and in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
(5)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under any material agreement or instrument governing Indebtedness (other than the Indenture) to which the Company is a party or the Company is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);
(6)    the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any of the Company’s creditors or others; and

(7)    the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
M.    Events of Default
Each of the following is an “Event of Default” with respect to the Securities:
(1)    default for 5 days or more in the payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Securities;
(2)    default for 30 days or more in the payment when due of interest on or with respect to the Securities;
(3)    the Company’s failure to comply with the Company’s obligations set forth in Clause I above with respect to the Securities;
(4)    the Company’s failure to comply for 60 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25 percent in principal amount of the Securities then Outstanding with the Company’s obligation to make a Change of Control Offer in accordance with Clause D above with respect to the Securities;
(5)    the Company’s failure to comply for 120 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25 percent in principal amount of the Securities then Outstanding with the Company’s obligations to provide certain reports and other information pursuant to Sections 701 and 704 of the Indenture;
(6)    the Company’s failure to comply for 60 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25 percent in principal amount of the Securities then Outstanding with any of the Company’s other obligations, covenants or agreements contained in the Indenture or the Securities;
(7)    the Company’s Indebtedness or the Indebtedness of a Material Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds €250.00 million; provided, however, that it shall be deemed not to be an Event of Default if such Indebtedness is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 30 Business Days after such failure to pay or such acceleration; and
(8)    events of bankruptcy, insolvency or reorganization with respect to the Company as set forth in Section 501(5) and (6) of the Indenture.

If any Event of Default (other than of a type specified in Clause M(8) above) with respect to the Company occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25 percent in aggregate principal amount of the Securities then Outstanding shall have declared the principal, premium, if any, interest and any other monetary obligations on all the then Outstanding Securities to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under certain events of bankruptcy, insolvency or reorganization with respect to the Company (as described in Clause M(8) above), all Outstanding Securities shall become due and payable without further action or notice. Holders of a majority in aggregate principal amount of the then Outstanding Securities under the Indenture by notice to the Trustee may, on behalf of the Holders of all of the Securities, waive any existing Default with respect to the Securities and its consequences under the Indenture (except a continuing default in the payment of interest on, premium, if any, or the principal of any Security held by a non-consenting Holder) and rescind any acceleration with respect to the Securities and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in Clause M(7) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Securities) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:
(1)    the Indebtedness that is the basis for such Event of Default shall have been discharged; or
(2)    Holders thereof shall have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(3)    the Default that is the basis for such Event of Default shall have been cured.
Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default with respect to the Securities occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Securities thereunder unless such Holders shall have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of the Securities shall pursue any remedy with respect to the Indenture or the Securities unless:
(1)    such Holder shall have previously given the Trustee notice that an Event of Default is continuing;
(2)    Holders of at least 25 percent in aggregate principal amount of the then Outstanding Securities shall have requested the Trustee to pursue the remedy;
(3)    Holders of the Securities shall have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
(4)    the Trustee shall not have complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)    Holders of a majority in aggregate principal amount of the then Outstanding Securities shall not have given the Trustee a direction inconsistent with such request within such 60-day period.
Subject to certain restrictions, under the Indenture the Holders of a majority in aggregate principal amount of the Securities are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Security or that would involve the Trustee in personal liability.
The Company shall deliver to the Trustee annually a statement regarding compliance with the Indenture and the Securities, and the Company shall, within five Business Days after the dates on which a senior officer becomes aware of any default, deliver to the Trustee a statement specifying such default.
N.    No Personal Liability of Directors, Officers, Employees and Shareholders
None of the Company’s past, present or future directors, officers, employees, or shareholders or any of their direct or indirect equity holders shall have any liability for any of the Company’s obligations under the Securities or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting the Securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.
O.    Satisfaction and Discharge
The Indenture, if the Company so requests, shall cease to be of further effect with respect to the Securities, other than as to certain rights of registration of transfer or exchange of the Securities, as provided for in Section 401 of the Indenture, and the Trustee, at the Company’s expense, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture and the Securities when:
(1)    all Securities previously authenticated and delivered under the Indenture, other than destroyed, lost or stolen Securities that have been replaced or paid and Securities that have been subject to defeasance, have been delivered to the Trustee for cancellation; or
(2)    all Securities issued under the Indenture not previously delivered to the Trustee for cancellation shall (i) have become due and payable, (ii) become due and payable at their stated maturity within 60 days or (iii) become due and payable at redemption within 60 days under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Company’s name and expense; and

(3)    the Company shall have irrevocably deposited or caused to be deposited with the Trustee in trust for the purpose, an amount sufficient to pay and discharge the entire Indebtedness arising under the Securities not previously delivered to the Trustee for cancellation, for principal of, premium, if any, on and interest on the Securities to the date of such deposit (in the case of Securities that have become due and payable) or to the stated maturity of the Securities or the Redemption Date, as the case may be; and
(4)    in either of the foregoing cases: (i) the Company shall have paid or caused to be paid all sums payable under the Indenture and the Securities by the Company; (ii) no Default or Event of Default then exists; and (iii) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.
P.    Prescription Period
Any money that the Company deposits with the Trustee or any Paying Agent for the payment of principal or any interest on the Securities that remains unclaimed for two years after the date upon which the principal and interest are due and payable shall be repaid to the Company upon the Company’s request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the Holder of this Security shall be able to seek any payment to which that Holder shall be entitled to collect only from the Company.
Q.    Notices
So long as the Securities are issued in the form of Global Securities, notices to Holders of the Securities shall be given only to the Depositary, in accordance with its Applicable Procedures.
R.    Further Issuances
The Company may from time to time, without notice to or the consent of the Holders of the Securities, create and issue additional securities ranking pari passu with, and being part of the same series as, the Securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further securities or except for the first payment of interest following the issue date of such further securities) and such further securities shall have the same terms as to status or otherwise as the Securities. Any such securities will constitute part of the same series of Securities for purposes of the Indenture.
S.    Trustee
The Bank of New York Mellon is the Trustee under the Indenture with respect to the Securities (the “Trustee”) and is also the Registrar and Paying Agent in connection with the Securities. The Company may maintain banking relationships with the Trustee in the ordinary course of business.

T.    Governing law
THIS SECURITY IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
U.    Definitions
As used in this Security, the following terms have the following meanings and, to the extent inconsistent with the meanings of such terms in the Indenture, shall supersede the same terms set forth therein:
“Change of Control” means the occurrence of any of the following after the Issue Date:
(1)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s consolidated assets, taken as a whole, directly or indirectly, to any Person other than a Permitted Holder; or
(2)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, or any successor provision), other than one or more Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision) of more than 50 percent of the voting power of the Company’s capital stock.
“Change of Control Event” means the occurrence of a Change of Control and a Rating Decline.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Exchange Act” means the Securities Exchange Act of 1934, as amended (which term, as used herein, includes the rules and regulations promulgated thereunder).
“Financial Services Subsidiary” means a Subsidiary of the Company:
(1)    which carries on no material business other than the offer and sale of financial services products to customers of Members of the Group in any of the following areas:
(a)    retail financing for the purchase, contract hire or lease of new or old equipment manufactured by a Member of the Group or any other manufacturer whose products are from time to time sold through the dealer network of a Member of the Group;
(b)    other retail and wholesale financing programs reasonably related thereto, including, without limitation, financing to the dealer network of any Member of the Group;
(c)    insurance and credit card products and services reasonably related thereto, together with the underwriting, marketing, servicing and other related support activities incidental to the offer and sale of such financial services products; and
(d)    licensed banking activities; or

(2)    a holding company of a Financial Services Subsidiary which carries on no material business or activity other than holding shares in that Financial Services Subsidiary and/or activities described in Clause (1) of this definition.
“Government Securities” means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board.
“Indebtedness” means any indebtedness (whether principal, premium or interest) for or in respect of (A) any notes, bonds, debenture stock, loan stock or other securities, (B) any Loan Financing, or (C) any liability under or in respect of any banker’s acceptance or banker’s acceptance credit; provided, that (x) indebtedness of a Member of the Group to any other Member of the Group and (y) indebtedness that qualifies as Non-recourse Securitization Debt shall, in each case, not be deemed to be Indebtedness for purposes of Clause E above or any other purpose of this Security.
“Industrial Subsidiary” means each Subsidiary of the Company other than a Financial Services Subsidiary.
“Investment Grade” means a rating of BBB- or higher by S&P or a rating of Baa3 or higher by Moody’s or the equivalent of such ratings.
“Issue Date” means April 14, 2015.
“Loan Financing” means any money borrowed from (A) a bank, financial institution, hedge fund, pension fund, or insurance company or (B) any other entity having as its principal business the lending of money and/or investing in loans, in each case other than public or quasi-public entities or international organizations with a public or quasi-public character.

“Material Subsidiary” means (A) FCA Italy S.p.A. (and any other Person Controlled by the Company which FCA Italy S.p.A. is consolidated or merged with or into or to whom all or substantially all of the assets of such entity is sold, assigned, transferred, leased or otherwise disposed of); (B) FCA US LLC (and any other Person Controlled by the Company which FCA US LLC is consolidated or merged with or into or to whom all or substantially all of the assets of such entity is sold, assigned, transferred, leased or otherwise disposed of); (C) any Member of the Group the total assets of which on a stand-alone basis (excluding intra-Group items and as determined from the entity’s most recent IFRS financial data used by the Company in the preparation of its most recent audited IFRS consolidated financial statements) constitutes five percent or more of the consolidated total assets of the FCA Group (as determined from the Company’s most recent audited IFRS consolidated financial statements); (D) any Treasury Subsidiary or (E) any entity under the Company’s direct or indirect Control that directly or indirectly Controls a Subsidiary that meets the requirements of the preceding clauses (A), (B), (C) or (D), provided that if any such entity Controls such a Subsidiary only pursuant to the aggregate ownership test specified in the proviso to clause (1) of the definition of “Control”, “Controls” or “Controlled” below, then, and only then, the Company shall have the right to designate which such entities shall be deemed to so Control such a Subsidiary provided that, in each case, such designated entities Control in the aggregate more than 50 percent of the relevant Subsidiary’s voting stock. For purposes of this definition of “Material Subsidiary,” (i) the term “Control”, “Controls” or “Controlled” means (1) the direct or indirect ownership (beneficial or otherwise) of more than 50 percent of the voting stock of a Person measured by voting power rather than number of shares, provided that to the extent that no single entity directly owns more than 50 percent of the voting stock of a Person, entities with aggregate direct or indirect ownership of more than 50 percent of the voting stock of a Person shall be deemed to Control such Person or (2) the power to appoint or remove all or the majority of the directors or other equivalent officers of a Person and (ii) no Financial Services Subsidiary shall be considered or deemed to be a Material Subsidiary. Notwithstanding the foregoing, a Subsidiary shall be considered or deemed to be a Material Subsidiary only to the extent that such is located or domiciled in an OECD Country (or, to the extent that the Organization for Economic Co-operation and Development or a successor organization no longer exists, the countries that were members of the relevant organization on the date such organization ceased to exist).
“Member of the Group” means each of the Company and any direct or indirect subsidiaries it fully consolidates on a line-by-line basis in accordance with IFRS.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Non-recourse Securitization” means any securitization, asset backed financing or transaction having similar effect under which an entity (or entities in related transactions) on commercially reasonable terms:
(1)    acquires receivables for principally cash consideration or uses existing receivables; and

(2)    issues any notes, bonds, commercial paper, loans or other securities (whether or not listed on a recognized stock exchange) to fund the purchase of or otherwise backed by those receivables and/or any shares or other interests referred to in Clause (3)(b) under “Permitted Liens” below and the payment obligations in respect of such notes, bonds, commercial paper, loans or other securities:
(a)    are secured on those receivables; and
(b)    are not guaranteed by any Member of the Group (other than as a result of any Lien which is granted by any Member of the Group as permitted by Clause (3)(b) under “Permitted Liens” below or as to the extent of any Standard Securitization Undertakings).
“Non-recourse Securitization Debt” means any Indebtedness incurred by a Securitization Entity pursuant to a securitization of receivables where the recourse in respect of that Indebtedness to the Company is limited to:
(1)    those receivables and/or related insurance and/or any Standard Securitization Undertakings; and
(2)    if those receivables comprise all or substantially all of the business or assets of such Securitization Entity, the shares or other interests of any Member of the Group in such Securitization Entity.
provided that any Indebtedness not qualifying as Non-recourse Securitization Debt solely because the extent of recourse to any Member of the Group with respect to such Indebtedness is greater than that provided in Clauses (1) and (2) of this definition shall only not qualify as Non-recourse Securitization Debt with respect to the extent of such additional recourse.
“OECD Country” means a country that is a member of the Organization for Economic Co-operation and Development or any successor organization at the time of the occurrence of a payment default or acceleration specified in Clause M (or, to the extent that the Organization for Economic Co-operation and Development or a successor organization no longer exists, at the time the relevant organization ceased to exist).
“Permitted Holder” means (i) Exor S.p.A. and any other Person under the control of Giovanni Agnelli e C. S.a.p.az. and their successors, (ii) each of the owners and beneficial holders of interests in Giovanni Agnelli e C. S.a.p.az. (at the Issue Date and each of their spouses, heirs, legatees, descendents and blood relatives to the third degree), or (iii) Giovanni Agnelli e C. S.a.p.az. Any Person or group whose acquisition of assets or beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of Clause D above (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders) shall thereafter constitute an additional Permitted Holder.
“Permitted Liens” means:
(1)    Liens existing on the Issue Date; or

(2)    Liens arising by operation of law, by contract having an equivalent effect, from rights of set-off arising in the ordinary course of business between the Company and any of the Company’s respective suppliers or customers, or from rights of set-off or netting arising by operation of law (or by contract having similar effect) by virtue of the provision to the Company of clearing bank facilities or overdraft facilities; or
(3)    any Lien over:
(a)    the receivables of a Securitization Entity (and any bank account to which such proceeds are deposited) which are subject to a Non-recourse Securitization as security for Non-recourse Securitization Debt raised by such Securitization Entity in respect of such receivables; and/or
(b)    the shares or other interests owned by any Member of the Group in any Securitization Entity as security for Non-recourse Securitization Debt raised by such Securitization Entity provided that the receivables or revenues which are the subject of the relevant Non-recourse Securitization comprise all or substantially all of the business of such Securitization Entity; or
(4)    any Liens on assets acquired by a Member of the Group after the Issue Date, provided that (i) such Lien was existing or agreed to be created at or before the time the relevant asset was acquired by a Member of the Group, (ii) such Lien was not created in contemplation of such acquisition, and (iii) the principal amount then secured does not exceed the principal amount of the committed financing then secured (whether or not drawn), with respect to such assets at the time the relevant asset was acquired by a Member of the Group; or
(5)    any Lien created to secure all or any part of the purchase price, or to secure Quoted Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Company after the Issue Date, provided, that (i) any such Lien shall extend solely to the item or items of property (or improvement thereon) so acquired or constructed and (ii) the principal amount of Quoted Indebtedness secured by any such Lien shall at no time exceed an amount equal to the fair market value of such property (or any improvement thereon) at the time of such acquisition or construction; or
(6)    any Lien securing Quoted Indebtedness incurred to refinance other Indebtedness itself secured by a Lien included in Clauses (1), (2), (4) or (5) of this definition, but only if the principal amount of the Quoted Indebtedness is not increased and only the same assets are secured as were secured by the prior Lien; or
(7)    any Lien provided in favor of any bank or governmental (central or local), intergovernmental or supranational body, agency, department or other authority securing any of the Company’s Quoted Indebtedness under a loan scheme operated by (or on behalf of) Banco Nacional de Desenvolvimento Economico e Social, Finame, Banco de Minas Gerais, the United States Department of Energy, the United States Department of the Treasury, a member country of the OECD, Argentina, Brazil, China, India, South Africa or any supranational entity (such as the European Bank for Reconstruction and Development or the International Finance Corporation) where the provision of such Lien is required for the relevant loan; or

(8)    (i) any Lien created on the shares of capital stock of any of the Company’s subsidiaries, and (ii) any Lien created on the assets of any of the Company’s subsidiaries of the type described in Clause (5) of this definition other than shares of capital stock of any of the Company’s subsidiaries.
“Qualifying Guarantee” means a direct or indirect guarantee in respect of any Indebtedness or a direct or indirect indemnity against the consequences of a default in the payment of any Indebtedness, other than, in each case, by endorsement of negotiable instruments, letters of credit or reimbursement agreements in the ordinary course of business.
“Quoted Indebtedness” means any Indebtedness in the form of, or represented by, bonds, notes, debentures, loan stock or other securities and which at the time of issue is, or is capable of being, quoted, listed or ordinarily dealt in on any stock exchange or over-the-counter market or other securities market (whether or not initially distributed by means of a private placement).
“Rating Agencies” means (i) S&P and (ii) Moody’s or (iii) if S&P or Moody’s or both shall not make a rating of the Securities publicly available, a securities rating agency or agencies, as the case may be, nationally recognized in the U.S. and selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.
“Rating Date” means the date which is 60 days prior to the date of the public notice by the Company or another Person seeking to effect a Change of Control of an arrangement that, as determined in good faith by the Company, is expected to result in a Change of Control.
“Rating Decline” means the occurrence on any date from and after the date of the public notice by the Company or another Person seeking to effect a Change of Control of an arrangement that, as determined in good faith by the Company, is expected to result in a Change of Control until the end of the 60 day period thereafter of a decline in the rating of the Securities (i) in the event the Securities are rated below Investment Grade by both Rating Agencies on the Rating Date, by at least one notch in the gradation of the rating scale (e.g., + or – for S&P or 1, 2 and 3 for Moody’s) from both Rating Agencies’ rating of the Securities, or (ii) in the event the Securities are rated as Investment Grade by either Rating Agency on the Rating Date, the rating of the Securities shall be reduced so that the Securities are rated below Investment Grade by both Rating Agencies. In no event shall the Trustee be responsible for monitoring or be charged with knowledge of a Rating Decline.
“Securitization Entity” means any special purpose vehicle created for the sole purpose of carrying out, or otherwise used solely for the purpose of carrying out a Non-recourse Securitization or any other Industrial Subsidiary which is effecting Non-recourse Securitization.
“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc., and any successor to its rating agency business.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by any Member of the Group from time to time which are customary in relation to Non-recourse Securitization, including any performance undertakings with respect to servicing obligations or undertakings with respect to breaches of representations or warranties.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to the Maturity; provided, however, that if the period from the Redemption Date to the Maturity for the Securities is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Treasury Subsidiary” means (A) each Fiat Chrysler Finance Europe S.A., Fiat Chrysler Finance North America Inc., and Fiat Chrysler Finance Canada Ltd. and (B) any other Subsidiary of the Company the primary purpose of which is borrowing funds, issuing securities or incurring Indebtedness. For the avoidance of doubt, “Treasury Subsidiary” does not, and shall not be deemed to, include any Financial Services Subsidiary.